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                                                                   EXHIBIT 10.CC

                             THE FINOVA GROUP INC.

                      DIRECTOR'S CHARITABLE AWARD PROGRAM

1. PURPOSE OF THE PROGRAM

   The FINOVA Group Inc. Director's Charitable Award Program (the "Program") allows each eligible Director of The FINOVA Group Inc. (the "Company") to recommend that the Company make a donation of up to $1,000,000 to the eligible tax-exempt organization(s) (the "Donee(s)") selected by the Director, with the donation to be made, in the Director's name, in ten equal annual installments, with the first installment to be made as soon as is practicable after the Director's death. The purpose of the Program is to recognize the interest of the Company and its Directors in supporting worthy educational institutions and other charitable organizations.

2. ELIGIBILITY

   All persons serving as Directors of the Company as of January 1, 1995, shall be eligible to participate in the Program. All Directors who join the Company's Board of Directors after that date shall be immediately eligible to participate in the Program upon election to the Board.

3. RECOMMENDATION OF DONATION

   When a Director becomes eligible to participate in the Program, he or she shall make a written recommendation to the Company, on a form approved by the Company for this purpose, designating the Donee(s) which he or she intends to be the recipient(s) of the Company donation to be made on his or her behalf. A Director may revise or revoke any such recommendation prior to his or her death by signing a new recommendation form and submitting it to the Company.

4. AMOUNT AND TIME OF DONATION

   Each eligible Director may choose one organization to receive a Company donation of $1,000,000, or two or more organizations to receive donations aggregating $1,000,000. Each recommended organization must be recommended to receive a donation of at least $100,000. The donation will be

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   made by the Company in ten equal annual installments, with the first installment to be made as soon as is practicable after the Director's death. If a Director recommends more than one organization to receive a donation, each will receive a prorated portion of each annual installment. Each annual installment payment will be divided among the recommended organizations in the same proportions as the total donation amount has been allocated among the organizations by the Director.

5. DONEES

   In order to be eligible to receive a donation, a recommended organization must initially, and at the time a donation is to be made, qualify to receive tax-deductible donations under the Internal Revenue Code, and be reviewed and approved by the Director's Charitable Award Program Committee (the "Committee"). A recommendation will be approved unless it is determined, in the exercise of good faith judgment, that a donation to the organization would be detrimental to the best interests of the Company. If an organization recommended by a Director ceases to qualify as a Donee, and if the Director does not submit a form to change the recommendation before his or her death, the amount recommended to be donated to the organization will instead be donated to the Director's remaining recommended qualified Donee(s) on a prorated basis. If none of the recommended organizations qualify, the donation will be made to the organization(s) selected by the Company.

6. VESTING

   To be vested in the Program, a Director must complete 60 full months of service as a Director (including service prior to adoption of the Program). Also, a Director will become fully vested if he or she dies or becomes disabled while serving as a Director, or if he or she retires at the mandatory retirement age. If a Director voluntarily terminates Board service before becoming vested, no donation will be made on his or her behalf.

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7. FUNDING AND PROGRAM ASSETS

   The Company may fund the Program or it may choose not to fund the Program. If the Company elects to fund the Program in any manner, neither the Directors nor their recommended Donee(s) shall have any rights or interests in any assets of the Company identified for such purpose. Nothing contained in the Program shall create, or be deemed to create, a trust, actual or constructive, for the benefit of a Director or any Donee recommended by a Director to receive a donation, or shall give, or be deemed to give, any Director or recommended Donee any interest in any assets of the Program or the Company. If the Company elects to fund the Program through life insurance policies, a participating Director agrees to cooperate and fulfill the enrollment requirements necessary to obtain insurance on his or her life.

8. AMENDMENT OR TERMINATION

   The Board of Directors of the Company may, at any time, without the consent of the Directors participating in the Program, amend, suspend, or terminate the Program.

9. ADMINISTRATION

   The Program shall be administered by the Committee. The Committee shall have plenary authority in its discretion, but subject to the provisions of the Program, to prescribe, amend, and rescind rules, regulations and procedures relating to the Program. The determinations of the Committee on the foregoing matters shall be conclusive and binding on all interested parties.

   The Committee shall be composed of three employees of the Company, to be selected by the Chief Executive Officer of the Company.

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10. GOVERNING LAW

    The Program shall be construed and enforced according to the laws of Arizona, and all provisions thereof shall be administered according to the laws of said state.

11. EFFECTIVE DATE

    The Program effective date is January 1, 1995. The recommendation of a Director will not be effective until he or she completes all Program enrollment requirements.

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